UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2024

AvidXchange Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40898	86-3391192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1210 AvidXchange Lane
Charlotte, North Carolina		28206
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800 560-9305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AVDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On August 22, 2024, AvidXchange Holdings, Inc. (the “Company”) issued a press release announcing that its board of directors approved a share repurchase program with authorization to purchase up to $100 million shares of its common stock. The Company may repurchase shares from time to time through open market purchases, in privately negotiated transactions or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law, limitations contained in the Company’s credit facility, and other factors deemed relevant in the Company’s sole discretion. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, provided that the Company may not repurchase more than $50 million shares in any fiscal year pursuant to the terms of the 2024 Amended and Restated Credit Agreement, under which the Company's wholly-owned subsidiaries, AvidXchange, Inc. and AFV Commerce, Inc., are borrowers, and the Company and certain subsidiaries of AvidXchange, Inc. and AFV Commerce, Inc. are co-guarantors. The program will expire upon the earlier of December 31, 2025 or the date on which $100 million shares of the Company’s common stock, in the aggregate, are repurchased The program may be suspended, modified, or terminated at any time by the Company in its discretion without prior notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by AvidXchange Holdings, Inc. dated August 22, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AvidXchange Holdings, Inc.

Date:	August 22, 2024	By:	/s/ Joel Wilhite
Joel Wilhite Chief Financial Officer